UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: April 25, 2003

BWC Financial Corp. (Exact name of registrant as specified in its chapter)

CALIFORNIA (State or other jurisdiction of incorporation)  0-10658 (Commission File Number)   94-262100 (IRS Employer Identification No.)

1400 Civic Drive, Walnut Creek, California 94596
(Address of principal executive offices)

925-932-5353
(Registrant's telephone number)

Item 5. Other Events.

On April 25, 2003, BWC Financial Corp. issued a press release reporting its financial results for the quarter ended March 31, 2003. A copy of such press release is attached, and incorporated herein by reference as Exhibit 99.1.

Item 7. Exhibits.

99.1 Press Release dated April 25, 2003

April 25, 2003
Walnut Creek, CA . . .

Contact: James L. Ryan
Bank of Walnut Creek
(925) 932-5353 Ext. 200

BWC FINANCIAL CORP. ANNOUNCES FIRST QUARTER 2003 EARNINGS

        James L. Ryan, Chief Executive Officer and Chairman of the Board of BWC Financial Corp. and its subsidiaries Bank of Walnut Creek and BWC Mortgage Services, announced First Quarter 2003 income of $1,079,000 or $0.30 diluted earnings per share compared to First Quarter 2002 income of $1,081,000 or $0.30 diluted earnings per share.

        Earnings for First Quarter 2003 represent a return on average assets (ROA) of 1.05% and return on average equity (ROE) of 10.23%, compared to a 1.09% ROA and 11.34% ROE for First Quarter 2002. Total assets of the Corporation at March 31, 2003 were $415,009,000 compared to First Quarter 2002 assets of $397,994,000.

        Additional details may be found in the Summary of Consolidated Financial Results for First Quarter 2003:

BWC Financial Corp.
Consolidated Financial Results
In thousands except share and per share amounts

                                                          Quarter Ended
SUMMARY INCOME STATEMENT                                    March 31,
                                                     2003               2002
                                             --------------------------------
Interest Income                                   $ 6,158            $ 6,628
Interest Expense                                    1,015              1,382
                                             --------------------------------
Net Interest Income                                 5,143              5,246
Provision for Credit Losses                           300                300

Non-interest Income                                 4,096              2,395
Non-interest Expenses                               6,881              5,428
Minority Interest                                     291                190
                                             --------------------------------

EBIT                                                1,767              1,723
Income Taxes                                          688                642
                                             --------------------------------
Net Income                                        $ 1,079            $ 1,081

Basic EPS                                          $ 0.30             $ 0.32
Diluted EPS                                        $ 0.30             $ 0.30

BWC Financial Corp.
First Quarter 2003

                                                          Quarter Ended
                                                             March 31,
SELECTED PERFORMANCE RATIOS                          2003               2002
                                             --------------------------------
Return on Average Assets                            1.05%              1.09%
Return on Average Equity                           10.23%             11.34%
Net Interest Margin to Earning Assets               5.32%              5.74%
Common Stock Book Value                           $ 11.40            $ 12.30
Efficiency Ratio (Bank only)                       63.99%             66.77%

SUMMARY BALANCE SHEET
In thousands                                                 March 31,
Assets:                                              2003               2002
                                             --------------------------------
Cash and Equivalents                              $23,768           $ 34,147
Investments                                        64,744             79,960
Loans                                             321,166            278,763
Allowance for Credit Losses                        (6,032)            (5,613)
Other Assets                                       11,363             10,737
                                             --------------------------------
Total Assets                                     $415,009          $ 397,994

Deposits                                         $347,363          $ 342,730
FHLB Borrowings                                    22,819             14,177
Other Liabilities                                   3,038              3,052
                                             --------------------------------
Total Liabilities                                 373,220            359,959

Equity                                             41,789             38,035
                                             --------------------------------
Total Liabilities and Equity                     $415,009          $ 397,994

        Founded in 1980, Bank of Walnut Creek’s headquarters and main office are at 1400 Civic Drive, Walnut Creek. Additional branch offices are in Orinda, San Ramon, Danville, Pleasanton, and Livermore, with Regional Business Centers in Fremont and San Jose. BWC Mortgage Services, with headquarters in San Ramon, has mortgage consultants in each of the Bank’s branch offices. For further information on the Corporation and Bank of Walnut Creek, please visit our website at www.bowc.com. BWC Mortgage Services offers mortgage financing information and applications at www.bwcmortgage.com.

NASDAQ: BWCF
www.bowc.com

This press release contains forward-looking statements with respect to the financial condition, results of operation and business of Bank A. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the operating characteristics of the Company’s income tax refund programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in the State of California; (4) the occurrence of future terrorist acts or impact of military actions;and (5) legislative or regulatory changes adversely affecting the business in which Bank A engages. Forward-looking statements speak only as of the date they are made, and Bank A does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.